Exhibit 99.1

NEWS RELEASE

Visa Inc. Announces Decision to Fund Litigation Escrow Account

SAN FRANCISCO, CA, March 28, 2011 – Visa Inc. (NYSE:V) today announced that the Company had decided to deposit $400 million into the litigation escrow account previously established under the Company’s retrospective responsibility plan (the “Plan”). The deposit will be conducted in accordance with the Company’s certificate of incorporation currently in effect. Under the terms of the Plan, when the Company funds the litigation escrow, its U.S. financial institutions and their affiliates and successors, the sole holders of class B shares, bear a corresponding financial impact via a reduction in their as-converted share count. As a result, the deposit will have the effect of a repurchase by the Company of $400 million of class A common stock on an as-converted basis. Accordingly, the Company will make this deposit by using funds previously allocated to the $1 billion class A repurchase program announced on October 27, 2010.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

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About Visa

Visa is a global payments technology company that connects consumers, businesses, financial institutions and governments in more than 200 countries and territories to fast, secure and reliable digital currency. Underpinning digital currency is one of the world’s most advanced processing networks—VisaNet—that is capable of handling more than 20,000 transaction messages a second, with fraud protection for consumers and guaranteed payment for merchants. Visa is not a bank and does not issue cards, extend credit or set rates and fees for consumers. Visa’s innovations, however, enable its financial institution customers to offer consumers more choices: pay now with debit, ahead of time with prepaid or later with credit products. For more information, visit www.corporate.visa.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements can be identified by the term “will” and similar references to the future. Examples of such forward-looking statements include, but are not limited to, statements we make about funding the litigation escrow account.

By their nature, forward-looking statements: (i) speak only as of the date they are made, (ii) are neither statements of historical fact nor guarantees of future performance and (iii) are subject to risks, uncertainties, assumptions and changes in circumstances that are difficult to predict or quantify. Therefore, actual results could differ materially and adversely from those forward-looking statements because of a variety of factors, including global economic, political, health environmental and other conditions and the other factors discussed in our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q. You should not place undue reliance on such statements. Unless required by law, we do not intend to update or revise any forward-looking statement, because of new information or future developments or otherwise.

Contacts:

Jack Carsky or Victoria Hyde-Dunn, Investor Relations

Visa Inc.

Tel: +1 415 932 2213

E-mail: ir@visa.com

Will Valentine, Media Relations

Visa Inc.

Tel: +1 415 932 2564

E-mail: globalmedia@visa.com